APPENDIX A

AMENDED EXHIBIT A TO THE
ETF DISTRIBUTION AGREEMENT

EXHIBIT A
Effective Date:  December 28, 2010

DENT TACTICAL ETF
WCM/BNY MELLON FOCUSED GROWTH ADR ETF
MARS HILL GLOBAL RELATIVE VALUE ETF
PERITUS HIGH YIELD ETF
CAMBRIA GLOBAL TACTICAL ETF
THE ACTIVE BEAR
SiM DYNAMIC ALLOCATION DIVERSIFIED INCOME ETF
SiM DYNAMIC ALLOCATION GROWTH INCOME ETF
MADRONA FORWARD DOMESTIC ETF
MADRONA FORWARD INTERNATIONAL ETF
MADRONA FORWARD GLOBAL BOND ETF